Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D dated August 16, 2010 relating to the common stock of Danaos Corp. shall be filed on behalf of the undersigned.

[Signature Page Follows]

[SCHEDULE 13D JOINT FILING AGREEMENT SIGNATURE PAGE]

SPHINX INVESTMENT CORP.

By: Mare Services Limited

By: /s/ Clarissa Cefai
Name: Clarissa Cefai Title: Director

MARYPORT NAVIGATION CORP.

By: /s/ Maria Phylactou Name: Maria Phylactou Title: Authorized Signatory

/s/ George Economou George Economou

Dated: August 16, 2010